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                         Julius Baer Global Income Fund
                           Co-Administration Agreement

Gentlemen or Madams:

         Julius Baer Investment Funds, a business trust organized under the law of The Commonwealth of Massachusetts ("we" or the "Trust") hereby invite Bank Julius Baer & Co., Ltd., New York branch ("you"), on behalf of Julius Baer Global Income Fund (the "Fund") and subject to the terms and conditions set forth below, to enter into this Co-Administration Agreement (the "Agreement") to serve as the administrative and shareholder servicing agent of the shareholders of the Fund ("Shareholders") for purposes of performing certain administrative and shareholder servicing functions in connection with purchases and redemptions of Class A shares of beneficial interest of the Fund ("Shares"), from time to time upon the order and for the account of Shareholders, and to provide related services to Shareholders in connection with their investments in the Fund.

         1. Appointment. You hereby agree to perform certain services for Shareholders as hereinafter set forth. Your appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, the Fund may enter into other shareholder servicing agreements with other parties.

         2. Services to be Performed as Administrative Agent for Class A Shares. Subject to the supervision and direction of the Board of Trustees of the Trust, you undertake to perform the following administrative and shareholder services to the extent that no other party is obligated to perform them on behalf of the Fund and shareholders: (i) maintain shareholder accounts which shall include name, address, taxpayer identification number, and number of shares; (ii) prepare shareholder statements; (iii) prepare confirmations; (iv) prepare shareholder lists when reasonably requested by us; (v) mail shareholder communications, including, but not limited to, shareholder statements, confirmations, prospectuses, statements of additional information, annual and semi-annual reports and proxy statements (collectively, "Shareholder Communications"); (iv) tabulate proxies; (vii) disburse dividends and other distributions; (viii) withhold taxes on U.S. resident and non-resident accounts where aplicable; (ix) prepare and file U.S. Treasury Department Forms 1099 and other appropriate forms required by applicable statutes, rules and regulations resulting from your role hereunder; (x) furnish to the Board of Trustees quarterly written reports which set out the amounts expended under the Distribution and Shareholder Services Plans and the purposes for which those expenditures were made; and (xi) provide such other similar services directly to accounts as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations. You shall provide all personnel and facilities necessary in order for you to perform one or more of the functions described in this paragraph with respect to your Shareholders.


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         In performing all services under this Agreement, you shall act in conformity with applicable law, the Trust's Master Trust Agreement and By-Laws, and all amendments thereto, and the Trust's Registration Statement, as amended from time to time.

         3.       Fees.

                  3.1. Fees from the Fund. In consideration for the services described in section 2 hereof and the incurring of expenses in connection therewith, the Fund shall pay you a fee at an annual rate of up to 0.15% of the average daily net asset value of all Shares owned by or for all Shareholders with whom you maintain a servicing relationship, such fee to be paid in arrears at the end of each calendar quarter.

                  3.2. Fees from Shareholders. It is agreed that you may impose certain conditions on Shareholders, in addition to or different from those imposed by the Fund, such as requiring a minimum initial investment or charging Shareholders direct fees for the same or similar services as are provided hereunder by you. These fees may either relate specifically to your services with respect to the Fund or generally cover services not limited to those with respect to the Fund. You shall bill Shareholders directly for such fees. In the event you charge Shareholders such fees, you shall make appropriate prior written disclosure, in accordance with all applicable laws, to Shareholders both of any direct fees charged to the Shareholder and of the fees received or to be received by you from the Fund pursuant to section 3.1 of this Agreement. It is understood, however, that in no event shall you have recourse or access to the account of any shareholder of the Fund except to the extent expressly authorized by law or by the Fund or by such shareholder for payment of any direct fees referred to in this section 3.2.

         4. Capacity and Authority to Act. You and your officers, employees and agents are not authorized to make any representations concerning the Fund or the Shares to Shareholders or prospective Shareholders, excepting only accurate communication of factual information contained in the then-current prospectus and statement of additional information or such other communications as may be expressly authorized by the Fund. In performing your services under this Agreement, you shall act as agent for the Shareholder and shall have no authority to act as agent for the Fund. Upon request by the Fund, you shall provide the Fund with copies of any materials which are generally circulated by you to your Shareholders or prospective Shareholders.

         5. Use of the Agent's Name. The Fund shall not use your name in any prospectus, sales literature or other material relating to the Fund in a manner not approved by you prior thereto in writing; provided, however, that your approval shall not be required for any use of its name which merely refers accurately to your appointment hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and provided, further, that in no event shall such approval be unreasonably withheld or delayed.

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         6. Use of the Fund's Name. You shall not use the name of the Fund
(other than for internal use in connection with performing its duties under this agreement) in a manner not approved by the Fund prior thereto in writing; provided, however, that the approval of the Fund shall not be required for the use of the Fund's name in connection with communications permitted by section 4 hereof or for any use of the Fund's name which merely refers accurately to your role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and provided, further, that in no event shall such approval be unreasonably withheld or delayed.

         7. Security. You represent and warrant that, to the best of your knowledge, the various procedures and systems which you have implemented (including provision for twenty-four hours a day restricted access) with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Fund's records and other data and your records, data, equipment, facilities and other property used in the performance of your obligations hereunder are adequate and that you will make such changes therein from time to time as in its judgment are required for the secure performance of your obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund may from time to time specify the types of records and other data of the Fund to be safeguarded in accordance with this section 7.

         8. Compliance with Laws; Etc. You shall comply with all applicable federal and state laws and regulations, including securities laws. You hereby agree to maintain all records required by law relating to transactions on the Shares, and upon our request, or of the Fund, promptly make such of these records available to us or the Fund's administrator as are requested. In addition, you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Fund's administrator, to enable the Fund to identify the location, type of, and sales to all accounts opened and maintained by your Shareholders or by you on behalf of your Shareholders. You represent and warrant to the Fund that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of your charter documents and by-laws and all material contractual obligations binding upon you. You furthermore undertakes that you will promptly inform the Fund of any change in applicable laws or regulations (or interpretations thereof) or in your charter or by-laws or material contracts which would prevent or impair full performance of any of your obligations hereunder.

         9. Reports. To the extent requested by the Fund from time to time, you agree that you will provide the Fund with a written report of the amounts expended by you pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Fund and shall supply all information necessary for the Fund to discharge its responsibilities under applicable laws and regulations.



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         10.      Record Keeping.

                  10.1. Section 31(a), Etc. You shall maintain records in a form acceptable to the Fund and in compliance with applicable laws. Such records shall be deemed to be the property of the Fund and will be made available, at the Fund's reasonable request, for inspection and use by the Fund, representatives of the Fund and governmental authorities.

                  10.2. Transfer of Shareholder Data. In the event this Agreement is terminated or a successor to you are appointed, you shall, at the expense of the Fund, transfer to such designee as the Fund may direct a certified list of the shareholders of the Fund serviced by you (with name, address and Social Security number), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence and other data established or maintained by you under this Agreement. In the event this Agreement is terminated, you will use your best efforts to cooperate in the orderly transfer of such duties and responsibilities, including assistance in the establishment of books, records and other data by the successor.

                  10.3. Survival of Record-Keeping Obligations. The record-keeping obligations imposed in this section 10 shall survive the termination of this Agreement.

         11. Force Majeure. You shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.

         12.      Indemnification.

                  12.1. Indemnification of the Agent. The Fund shall indemnify and hold you harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by you and resulting from any claim, demand, action or suit (collectively, "Claims") brought against you and arising out of or in connection with the performance of your obligations hereunder, other than any Claim resulting from (i) the bad faith or negligence of you, your officers, employees or agents, or (ii) any breach of your obligation under this Agreement or applicable law by you, your officers, employees or agents, or (iii) any false or misleading statement contained in any communication by you to any Shareholder or prospective Shareholder not prepared by or expressly authorized by the Fund for your use.

         In any case in which the Fund may be asked to indemnify or hold you harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and you shall use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend you against any Claim which may be the subject of indemnification hereunder. In the event that the Fund elects to defend against such claim the defense shall be conducted by counsel chosen by the Fund and satisfactory to you. You may


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retain additional counsel at its expense. Except with the prior written consent of the Fund, you shall not confess any Claim or make any compromise in any case in which the Fund will be asked to indemnify you.

                  12.2. Indemnification of the Fund. You shall indemnify and hold the Fund harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by the Fund and resulting from any Claim brought against the Fund and resulting from (i) the bad faith or negligence of you, your officers, employees or agents, or (ii) any breach of your obligations under this Agreement or applicable law by you, your officers, employees or agents, or (iii) any false or misleading statement contained in any communication by you to any Shareholder or prospective Shareholder not prepared by or expressly authorized by the Fund for your use.

         In any case in which you may be asked to indemnify or hold the Fund harmless, you shall be advised of all pertinent facts concerning the situation in question and the Fund shall use reasonable care to identify and notify you promptly concerning any situation which presents or appears likely to present a claim for indemnification against you. You shall have the option to defend the Fund against any Claim which may be the subject of indemnification hereunder. In the event that you elect to defend against such Claim, the defense shall be conducted by counsel chosen by you and satisfactory to the Fund. The Fund may retain additional counsel at its expense. Except with the prior written consent of the agent, the Fund shall not confess any Claim or make any compromise in any case in which you will be asked to indemnify the Fund.

                  12.3. Survival of Indemnities. The indemnities granted by the parties in this section 12 shall survive the termination of this Agreement.

         13. Insurance. You shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of its duties hereunder. You shall provide information with respect to the extent of such coverage upon our request.

         14. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in this Agreement or at such other address as such party may have designated by written notice to the other.

         15. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         16. Termination. This Agreement may be terminated by the Fund, without the payment of any penalty, at any time upon not more than 60 days' nor less than 30 days' notice to you, by a vote of a majority of the Board of Directors of the Fund who have no direct or indirect financial interest in the operation of the Fund's Shareholder Servicing Plan (the "Plan"), this Agreement or any other agreement related to such Plan, or by a vote of a "majority" (as defined in the Investment Company Act of 1940) of the outstanding voting


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securities of the Fund. You may terminate this Agreement upon not more than 60 days' nor less than 30 days' notice to the Fund. Notwithstanding anything herein to the contrary, this Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment. Upon termination hereof, the Fund shall pay such compensation as may be due you as of the date of such termination.

         17. Changes; Amendments. This Agreement may be changed or amended only by written instrument signed by both parties.

         18. Limitation of Liability. The First Amended and Restated Master Trust Agreement dated October 30, 1996, as amended from time to time, establishing the Fund, which is hereby referred to and a copy of which is on file at the offices of the Fund, provides that the name of the Fund means the Directors from time to time serving (as Directors but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Directors, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Directors of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Master Trust Agreement.

         19. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts without giving effect to the conflicts of laws provisions thereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement has been executed on behalf of the Fund by the undersigned not individually, but in the capacity indicated. This Agreement shall be effective when accepted by you below.

         20. Entire Agreement. This Agreement constitutes the entire agreement with respect to the services described in Section 2 between the parties hereto.

         21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.


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         Please confirm your agreement hereto by signing and returning the enclosed counterpart of this Agreement at once to: Julius Baer Investment Funds, c/o Investors Bank & Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116. Upon receipt thereof, this Agreement and such signed duplicate copy will evidence the agreement between us.

                                JULIUS BAER GLOBAL INCOME FUND

                                By:
                                   ---------------------------------------------
                                Name:
                                Title: Treasurer and Chief Financial Officer

ACCEPTED:

BANK JULIUS BAER & CO., LTD., NEW YORK BRANCH

By:
   ----------------------------------------
Name:
Title: President

Dated:         , 1999


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